Exhibit 4.1

INERGY, L.P.,

INERGY FINANCE CORP.

and

THE GUARANTORS NAMED HEREIN

6.875% SENIOR NOTES DUE 2014

SECOND SUPPLEMENTAL INDENTURE

Dated as of February 2, 2011

U.S. BANK NATIONAL ASSOCIATION,

as Trustee

THIS SECOND SUPPLEMENTAL INDENTURE, dated as of February 2, 2011, is by and among Inergy, L.P., a Delaware limited partnership (the “Company”), Inergy Finance Corp., a Delaware corporation (“Finance Corp.” and, together with the Company, the “Issuers”), the Guarantors (as defined in the Indenture referred to herein) and U.S. Bank National Association, a national banking association, as trustee (the “Trustee”).

RECITALS

WHEREAS, the Issuers, the Guarantors and the Trustee are parties to that certain Indenture dated as of December 22, 2004 (the “Original Indenture”), relating to the Company’s 6.875% Senior Notes due 2014 (the “Notes”), and the Original Indenture has been amended and supplemented by the First Supplemental Indenture thereto (the Original Indenture as so amended and supplemented, being referred to herein as the “Indenture”);

WHEREAS, $425,000,000 aggregate principal amount of Notes are currently outstanding;

WHEREAS, Section 9.02 of the Indenture provides that, with the consent of the Holders of a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a tender offer for Notes), the Issuers, the Guarantors and the Trustee may enter into an indenture supplemental to the Indenture for the purpose of amending or supplementing the Indenture or the Notes (subject to certain exceptions);

WHEREAS, the Issuers desire and have requested the Trustee to join with them and the Guarantors in entering into this Second Supplemental Indenture for the purpose of amending the Indenture and the Notes in certain respects as permitted by Section 9.02 of the Indenture;

WHEREAS, the Company has been soliciting consents to this Second Supplemental Indenture upon the terms and subject to the conditions set forth in its Offer to Purchase and Consent Solicitation Statement dated January 19, 2011 and the related Consent and Letter of Transmittal (which together, including any amendments, modifications or supplements thereto, constitute the “Tender Offer”);

WHEREAS, (1) the Company has received the consent of the Holders of a majority in principal amount of the outstanding Notes (excluding any Notes owned by the Company or any of its Affiliates), all as certified by an Officers’ Certificate delivered to the Trustee simultaneously with the execution and delivery of this Second Supplemental Indenture, (2) the Company has delivered to the Trustee simultaneously with the execution and delivery of this Second Supplemental Indenture an Opinion of Counsel relating to this Second Supplemental Indenture as contemplated by Section 9.06 of the Indenture and (3) the Issuers and the Guarantors have satisfied all other conditions required under Article 9 of the Indenture to enable the Issuers, the Guarantors and the Trustee to enter into this Second Supplemental Indenture; and

WHEREAS, all other acts and things prescribed by the Indenture, by law and by the Certificate of Incorporation and the Bylaws (or comparable constituent documents) of the Issuers, of the Guarantors and of the Trustee necessary to make this Second Supplemental Indenture a valid instrument legally binding on the Issuers, the Guarantors and the Trustee, in accordance with its terms, have been duly done and performed;

NOW, THEREFORE, to comply with the provisions of the Indenture and in consideration of the above premises, the Issuers, the Guarantors and the Trustee covenant and agree for the equal and proportionate benefit of the respective Holders of the Notes as follows:

ARTICLE 1

Section 1.01. The Indenture is hereby amended by deleting the following provisions of the Indenture and all references and definitions related thereto in their entirety:

Section 3.09 (Offer to Purchase by Application of Excess Proceeds);

Section 4.03 (Reports), except as required by Section 314(a) of the TIA;

Section 4.04(c) (Compliance Certificate);

Section 4.05 (Taxes);

Section 4.06 (Stay, Extension and Usury Laws);

Section 4.07 (Limitation on Restricted Payments);

Section 4.08 (Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries);

Section 4.09 (Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock);

Section 4.10 (Limitation on Asset Sales);

Section 4.11 (Limitation on Transactions with Affiliates);

Section 4.12 (Limitation on Liens);

Section 4.13 (Additional Subsidiary Guarantees);

Section 4.15 (Offer to Repurchase Upon Change of Control);

Section 4.16 (No Inducements);

Section 4.17 (Permitted Business Activities);

Section 4.18 (Sale and Leaseback Transactions);

Section 4.20 (Designation of Restricted and Unrestricted Subsidiaries);

Section 5.01(c) and (d) (Merger, Consolidation, or Sale of Assets); and

Section 6.01(e) and (f) (Events of Default).

Section 1.02. The Notes are hereby amended to delete all provisions inconsistent with the amendments to the Indenture effected by this Second Supplemental Indenture.

ARTICLE 2

Section 2.01. For all purposes of this Second Supplemental Indenture, except as otherwise defined or unless the context otherwise requires, terms used in capitalized form in this Second Supplemental Indenture and defined in the Indenture have the meanings specified in the Indenture.

Section 2.02. Except as amended hereby, the Indenture and the Notes are in all respects ratified and confirmed and all the terms shall remain in full force and effect. This Second Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered under the Indenture shall be bound hereby and all terms and conditions of both shall be read together as though they constitute a single instrument, except that in the case of conflict the provisions of this Second Supplemental Indenture shall control.

Section 2.03. THIS SECOND SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 2.04. All agreements of the Issuers and the Guarantors in this Second Supplemental Indenture and the Notes shall bind their respective successors. All agreements of the Trustee in this Second Supplemental Indenture shall bind its successors.

Section 2.05. The parties may sign any number of copies of this Second Supplemental Indenture. Each signed copy shall be an original, but all of such executed copies together shall represent the same agreement. It is the express intent of the parties to be bound by the exchange of signatures on this Second Supplemental Indenture via telecopy or other form of electronic transmission.

Section 2.06. In case any one or more of the provisions in this Second Supplemental Indenture or in the Notes shall be held invalid, illegal or unenforceable, in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions shall not in any way be affected or impaired thereby, it being intended that all of the provisions hereof shall be enforceable to the full extent permitted by law.

Section 2.07. The Trustee accepts the amendments of the Indenture effected by this Second Supplemental Indenture and agrees to execute the trust created by the Indenture as hereby amended, but on the terms and conditions set forth in the Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee, which terms and provisions shall in like manner define and limit its liabilities and responsibilities in the performance of the trust created by the Indenture as hereby amended, and without limiting the generality of the foregoing, the Trustee shall not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by the Issuers and the Guarantors, and the Trustee makes no representation with respect to any such matters. Additionally, the Trustee makes no representations as to the validity or sufficiency of this Second Supplemental Indenture.

Section 2.08. The provisions of this Second Supplemental Indenture shall be effective only upon execution and delivery of this instrument by the parties hereto. Notwithstanding the foregoing sentence, the provisions of this Second Supplemental Indenture shall become operative only upon the purchase by the Company, pursuant to the Tender Offer, of a majority in principal amount of the outstanding Notes (excluding any Notes owned by the Company or any of its Affiliates), with the result that the amendments to the Indenture effected by this Second Supplemental Indenture shall be deemed to be revoked retroactive to the date hereof if such purchase shall not occur. The Company shall notify the Trustee promptly after the occurrence of such purchase or promptly after the Company shall determine that such purchase will not occur.

Section 2.09. Any Notes authenticated and delivered after the close of business on the date that this Second Supplemental Indenture becomes operative in substitution for Notes then outstanding and all Notes presented or delivered to the Trustee on and after that date for such purpose shall be stamped, imprinted or otherwise legended by the Company, with a notation as follows:

“Effective as of February 2, 2011, certain restrictive covenants of the Company and certain Events of Default have been eliminated or limited, as provided in the Second Supplemental Indenture, dated as of February 2, 2011. Reference is hereby made to such Second Supplemental Indenture, copies of which are on file with the Trustee, for a description of the amendments made therein.”

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed as of the date first written above.

INERGY, L.P.

By:	Inergy GP, LLC,
its general partner

By	/s/ John J. Sherman
Name:	John J. Sherman
Title:	President and Chief Executive Officer

INERGY FINANCE CORP.

By:	/s/ John J. Sherman
Name:	John J. Sherman
Title:	President and Chief Executive Officer

Signature Page to Second Supplemental Indenture

GUARANTORS

INERGY PROPANE, LLC INERGY MIDSTREAM, LLC L & L TRANSPORTATION, LLC INERGY TRANSPORTATION, LLC FINGER LAKES LPG STORAGE, LLC

INERGY GAS MARKETING, LLC

INERGY STORAGE, INC.

STELLAR PROPANE SERVICE, LLC

CENTRAL NEW YORK OIL AND GAS COMPANY, L.L.C.

INERGY SALES & SERVICE, INC.

ARLINGTON STORAGE COMPANY, LLC

US SALT, LLC

LIBERTY PROPANE GP, LLC

LIBERTY PROPANE, LP, BY LIBERTY PROPANE GP, LLC, ITS GENERAL PARTNER

LIBERTY PROPANE OPERATIONS, LLC INERGY PIPELINE EAST, LLC TRES PALACIOS GAS STORAGE, LLC INERGY PARTNERS, LLC IPCH ACQUISITION CORP.

By:	/s/ John J. Sherman
Name:	John J. Sherman
Title:	President and Chief Executive Officer

Signature Page to Second Supplemental Indenture

U.S. BANK NATIONAL ASSOCIATION,
as Trustee

By	/s/ Raymond S. Haverstock
Name:	Raymond S. Haverstock
Title:	Vice President

Signature Page to Second Supplemental Indenture